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                                                                    EXHIBIT 99.1

[ADVANCED PHOTONIX, INC. LOGO]


                           Contact:
                           Richard Kurtz, Advanced Photonix, Inc. (805) 987-0146 Richard Moyer, Cameron Associates (212) 554-5466




       ADVANCED PHOTONIX, INC. RECEIVES $4,000,000 FROM EXISTING INVESTORS

Camarillo, California, March 21, 2006--Advanced Photonix, Inc. (AMEX: API) announced today the exercise of all outstanding additional investment rights ("AIRs") granted in October 2004 in connection with a private placement of its senior subordinated convertible notes. Pursuant to the exercise of the AIRs, API has issued (i) an additional $4,000,000 aggregate principal amount of its senior subordinated convertible notes, convertible at the option of the holder under certain circumstances into shares of API's common stock at an initial conversion price of $2.1156 per share, subject to adjustment, and (ii) warrants to purchase an aggregate of 680,658 shares of API's common stock at an exercise price of $1.78 per share expiring September 20, 2011. API received gross proceeds of $4,000,000 from this exercise.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the private placement transaction, API has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the Class A Common stock to be issued upon conversion of the notes and exercise of the warrants.

In commenting on the transaction, Richard (Rick) Kurtz CEO and Chairman of the Board stated, "We are very pleased that the holders of the AIRs have chosen to make this additional investment in the Company. We have a number of opportunities in all three of our product platform groups and we plan to make investments in engineering, sales and business development that will help capitalize on our internal growth strategies. Our financial partners have the experience and long term time horizon consistent with our growth plans."

Advanced Photonix, Inc.(R) (AMEX - API) is a leading vertically integrated semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and Terahertz instrumentation to a global OEM customer base. Products include patented silicon large area APD, PIN, and FILTRODE(R) photodetectors; high-speed InGaAs PIN and APD optical receivers; and the T-Ray(TM) 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein, including, but not limited to, the statement regarding the use of proceeds, includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks, including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.



                                                        OPTOELECTRONIC SOLUTIONS